EXHIBIT 21
ARTESIAN RESOURCES CORPORATION AND SUBSIDIARY COMPANIES
Subsidiaries of Registrant
The following list includes the Registrant and all of its subsidiaries as of December 31, 2006. The voting equity interests of each company shown is owned, to the extent indicated by the percentage, by the company immediately above, which is not indented to the same degree. All subsidiaries of the Registrant appearing in the following table are included in the consolidated financial statements of the Registrant and its subsidiaries.

		Percentage of Voting
Name of Company	State of Incorporation	Equity Interests Owned
Artesian Resources Corporation	Delaware
Artesian Water Company, Inc.	Delaware	100
Artesian Water Pennsylvania, Inc.	Pennsylvania	100
Artesian Development Corporation	Delaware	100
Artesian Wastewater Management, Inc.	Delaware	100
Artesian Utility Development, Inc.	Delaware	100
AquaStructure Delaware, L.L.C.	Delaware	33 1/3
ARTESIAN RESOURCES CORPORATION
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Charged to	Charged		Balance at
	Beginning Of	Costs and	to Other		End of
Additions	Period	Expenses	Accounts	Deductions	Period
Classification
For the Year Ended December 31, 2006 Valuation allowance for deferred tax assets	$323,000			$202,000	$121,000
For the Year Ended December 31, 2005 Valuation allowance for deferred tax assets	$482,000			$159,000	$323,000
For the Year Ended December 31, 2004 Valuation allowance for deferred tax assets	$512,000			$30,000	$482,000

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